Exhibit 99.1

CITI TRENDS ANNOUNCES CEO APPOINTMENT AND NARROWS EPS GUIDANCE

Appoints David Makuen as Chief Executive Officer

Interim CEO Peter Sachse to transition to Executive Chairman

Fiscal 2019 full year EPS narrowed to upper end of prior guidance

SAVANNAH, GA (February 21, 2020) — Citi Trends, Inc. (NASDAQ: CTRN) today announced that the Company’s Board of Directors has appointed David Makuen as Chief Executive Officer, effective March 9, 2020. Mr. Makuen will succeed Peter Sachse, who has served as Interim CEO since December 9, 2019. Mr. Makuen will assume the day-to-day leadership of the Company and will also join Citi Trends’ Board of Directors. Peter Sachse has been appointed by the Board of Directors as the Executive Chairman, effective March 9, 2020, and will work alongside David as he transitions into his new role as CEO. In addition, the Company has narrowed its fiscal 2019 earnings per diluted share guidance to a range of $1.47 to $1.49 when adjusted for proxy-contest and interim CEO related expenses*, which is at the upper end of the Company’s prior guidance. The Company is also reporting that it achieved a 3.1% comparable store sales increase for the fourth quarter.

CEO Appointment and Transition

The Company’s Chairman of the Board, Brian Carney, commented, “We are excited to have David join Citi Trends. David comes to us with over 24 years of retail experience, most recently as Executive Vice President of marketing, strategy, and ecommerce for Five Below. David was a member of the leadership team that oversaw Five Below’s explosive growth over the past 8 years. David’s proven leadership experience along with his unique skillset gives us confidence that he is the right leader to drive Citi Trends’ long-term strategic plan to reach sales of $1.0 billion by 2022 and an earnings per share CAGR of 20-25%.”

Carney continued, “We are also thrilled to have Peter Sachse’s continued involvement as he partners with David to drive Citi Trends’ strategic objectives over both the near and longer terms. Peter’s guidance over the last few months as Interim CEO and his appointment to Executive Chairman will make for a smooth leadership transition, enabling the team to leverage his extensive knowledge and experience to maximize the strategic initiatives he has spearheaded at Citi Trends.”

David Makuen commented, “I am incredibly excited about the opportunity to join the Citi Trends team. Citi Trends’ unique value proposition servicing the complete apparel, accessories and home goods needs of African American consumers provides a significant platform for growth. I look forward to working alongside Peter Sachse and the talented team at Citi Trends as we set our sights on growing into a $1.0 billion brand.”

Peter Sachse commented, “I am extremely excited to have David on board as our CEO and I fully intend to remain actively involved in the execution of the business. I am confident we have the right leadership in place and firmly believe Citi Trends is poised to achieve its 3-year strategic plan. It has been my distinct pleasure and honor as Interim CEO to work alongside the talented and dedicated Citi Trends team.”

Citi Trends Announces CEO Appointment and Narrows EPS Guidance

February 21, 2020

Updates Fiscal 2019 Fourth Quarter Guidance

The Company is updating its full year fiscal 2019 earnings per diluted share guidance, to a range of $1.47 to $1.49 when adjusted for proxy-contest and interim CEO related expenses*. The guidance range incorporates a fourth quarter comparable store sales increase of 3.1%.

In addition, as of today the Company has completed the $25 million share repurchase program that was announced in November 2019.

Management will provide further details on its fourth quarter conference call on March 13, 2020 at 9:00 a.m. ET. The number to call for the live interactive teleconference is (212) 231-2931. The live broadcast of Citi Trends' conference call will be available online at the Company's website, www.cititrends.com, under the Investor Relations section.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel, accessories and home goods for the entire family. The Company operates 571 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

* Non-GAAP Financial Measure

This is a forward-looking non-U.S. GAAP financial measure. The Company has not provided a U.S. GAAP reconciliation of this measure because the items impacting this measure cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and the Company is unable to determine the probable significance of the unavailable information.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in the Company’s filings with the Securities and Exchange Commission, including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2019. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Any forward-looking statements by the Company, with respect to guidance, the Company’s intention to declare and pay dividends, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Peter R. Sachse
Interim Chief Executive Officer
(912) 443-3110